Exhibit No. 7
American Sports History Incorporated
1998 Form 10-KSB
File No. 33-55254-46


                       EMPLOYMENT CONTRACT
                               FOR
                     CHIEF EXECUTIVE OFFICER


American Sports History, Inc., a Nevada Corporation, whose address is 18-1 Heritage Dr., Chatham, New Jersey, 07928, hereinafter referred to as Employer, and Vincent M. Nerlino, an individual whose address is 18-1 Heritage Dr., Chatham, New Jersey, 07928, hereinafter referred to as Employee.

WITNESSETH:

WHEREAS,

Employer seeks to employ Employee as Chairman of the Board and Chief Executive Officer (CEO) to manage, preside, direct and supervise the company at the direction of the Board of Directors.

WHEREAS,

Employee is desirous of performing the job as Chairman of the Board and Chief Executive Officer and is willing to commit to perform such functions such as fund raising, directing mergers and acquisitions and to hire, manage, direct, promote, and supervise the employees and efforts as dictated by the Board of Directors.

NOW THEREFORE, in consideration of the foregoing and mutual promises herein set forth, the parties hereby agree as follows:


            ARTICLE 1.   TERM OF EMPLOYMENT - RENEWAL

                        Specified Period

     Section  1.01.  Employer hereby employs Employee and
Employee hereby accepts employment with Employer for a period of five (5) years beginning on December 15, 1995 and terminating on December 15, 2000.

                        Automatic Renewal

     Section 1.02.   This agreement shall be renewed
automatically for succeeding terms of two (2) years unless either party gives notice to the other at least ninety (90) days prior to the expiration of the current term.

                    "Employment Term" Defined

     Section 1.03. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.


         ARTICLE 2.   DUTIES AND OBLIGATIONS OF EMPLOYEE

                         General Duties

     Section 2.01. Employee shall serve as the President, Chief Executive Officer and Chairman of the Board of Directors of Employer. In his capacity as Chairman, President and Chief Executive Officer, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, including the hiring and firing of all employees other than the officers elected by the Board of Directors, subject to all times to the policies set by Employer's Board of Directors, and to the consent of the Board of Directors at such time only when required by the terms of this contract.

         Matters Requiring Consent of Board of Directors

     Section 2.02.   Employee shall not, without specific
approval of Employer's Board of Directors do or contract to do any of the following:

     (a) Borrow on behalf of Employer during any one fiscal year an amount in excess of $2 million dollars.

     (b) Purchase capital equipment for amounts in excess of $1 million dollars unless approved by the Board of Directors.

     (c) Sell any single capital asset of Employer having a market value in excess of $1,000,000.00 or a total of capital assets during a fiscal year having a market value in excess of $5,000,000.00.

     (d) Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated if that officer falls within the ambit of one whose employment requires approval by the Board of Directors.

     (e) Commit Employer to the expenditure of more than $5,000,000.00 or amount equal to 10% of the prior fiscal years gross revenues, whichever is more, in the development and sale of new products or services.

                 Devotion to Employer's Business

     Section 2.03. (a)   Employee shall devote adequate time,
ability, and attention to the business of the Employer during the term of this contract when required.

     (b) The expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors.

     (c) This agreement shall not be interpreted to prohibit Employee from making personal investments or conducting private business affairs or private consulting or business ventures if those activities do not materially interfere with the services required under this agreement. However, after this date, Employee shall not directly or indirectly acquire a significant interest in any business competing directly with the business of Employer. Employer acknowledges that Employee has and intends to continue other active business interests subject to the terms of
Section 2.03 and 2.04.

                     Competitive Activities

     Section 2.04. During the term of this contract Employee shall not, directly, either as an employee, employer, consultant, agent, principal, partner, significant stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Employer.

                          Trade Secrets

     Section 2.05. (a) The parties acknowledge and agree that during the term of this agreement in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and processes of Employer, including without limitation, financial, personal, sales, scientific and other information that is owned by Employer and regularly used in the operation of Employer's business, and that such information constitutes Employer's trade secrets.

     (b) Employee specifically agrees that he shall not knowingly or willfully misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder or as requested by a governmental agency with proper authority.

     (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer during the term of this agreement.

     (d) Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Emloyer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only in the ordinary course of business for Employee to perform the services under this agreement.

                     Services as Consultant

     Section 2.06. Following the employment term or Employee's retirement, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for such a period as Employer and Employee agree upon. The Terms of such services to be negotiated at such time as required. The parties agree that the advice and counsel shall not entail full-time service and shall be consistent with Employee's retirement status.


              ARTICLE 3.    OBLIGATIONS OF EMPLOYER

                       General Description

     Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

                        Office and Staff

     Section 3.02. Employer shall provide Employee with private offices, full-time secretary, office assistants and equipment, supplies, telephones, and other facilities and services suitable to Employee's position and adequate for the performance of his duties. The location of offices and suitability shall be as mutually agreed upon by the Board of Directors and Employee from time to time.

              Indemnification of Losses of Employee

     Section 3.03. Employer shall defend, indemnify, and hold harmless Employee from and against any loss, liability, cost, or expense, including, but not limited to all attorney's fees, which may be incurred by Employee in connection with his employment, affiliation or otherwise with Employer or its subsidiaries and affiliates. If Employer has not adequately provided for such defense when required, Employee shall be fully reimbursed for all reasonable cost of attorney(s) that may be employed or retained for the defense and/or counsel of Employee.


              ARTICLE 4.  COMPENSATION OF EMPLOYEE

     Section 4.01. (a) As compensation for the services to be performed hereunder, employee shall receive a salary at the rate of $200,000.00 per annum, payable not less than once per month during the employment term, plus 1% of the gross revenues, payable quarterly.

      (b) Employee may receive additional increases in salary as may be determined by Employer's Board of Directors in its sole discretion. Year 2= $250,000.00; Year 3 = $300,000.00, Year 4 =
$300,000.00, Year 5 = $500,000.00

                      Deferred Compensation

     Section 4.02. If Employee remains in the employ of Employer until age 65, or an earlier retirement on mutual written consent of both Employee and Employer, Employer agrees to pay to Employee additional compensation, commencing with his first full month of retirement, at the annual rate of 80 percent of the highest annual salary when he has received up to age 65, payable in equal monthly installments on the last day of each month during Employee's entire lifetime. If employee is disabled as referenced in Paragraph 4.03, then he shall be considered having been employed for this paragraph until age 65, at which time he shall be deemed qualified for retirement and receive full benefits pursuant to section 4.02.

              Salary Continuation During Disability

     Section 4.03. In addition to benefits that might be available under workers compensation laws, if Employee for any reason whatsoever becomes disabled so that he is unable to perform all the duties prescribed herein, Employer agrees to pay Employee 80 percent of Employee's annual salary, payable in the same manner as provided for the payment of salary herein, for the next fifteen (15) fiscal years. Should Employee's disability arise out of the course and scope of employment or related in any way (in the broadest definition), the salary continuation provided for herein shall be at a rate of 90 percent of Employee's salary until age 66. Employer shall have the option of satisfying those salary continuation benefits by purchase of a disability or other insurance policy providing equal or greater benefits of Employee. Employer is not relieved of its obligations in the event of nonpayment by the issuer of any such insurance.

                         Tax Withholding

     Section 4.04. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


                ARTICLE 5.   EMPLOYEE INCENTIVES

     Section 5.01. (a) Employer agrees to pay Employee a bonus in the form of a percentage of profits according to the following terms: 5% of all pretax profits over $200,000.00 for fiscal year 1996; 5% of all pretax profits in excess of $1.0 million for fiscal year 1997; 5% of all pretax profits in excess of $1.5 million for fiscal year 1998; 5% of all pretax profits in excess of $2 million for fiscal year 1999; and 5% for all pretax profits in excess of $2.5 million for fiscal year 2000; and 5% of all pretax profits in excess of $3 million for the fiscal year 2001 pro rata.

     (b) If the employment term is terminated by Employer for cause, and is so deemed to be so in a court of law, Employee shall not be entitled to any portion of the annual profit-sharing payment for the fiscal year in which that termination occurs. However, if this contract should expire or be terminated for reasons other than cause, Employee shall be entitled to a pro rata portion of the annual profit-sharing payment based on the number of months during the fiscal year that he was employed.

          (c) For the purpose of determining the amount of the annual profit-sharing bonus, the pretax profits of Employer shall be determined by the firm of independent certified accountants then employed by Employer. Pretax profits for this calculation only shall be made prior to payment of bonus. (Section 5.01(a)) and minus allocations paid to any affiliate organization.

                       Stock Option Bonus

     Section 5.02. (a) Employee is hereby granted a one time option to acquire 2,000,000 shares of Employers preferred stock @ $.01 each. Employee is granted an additional annual option to acquire 1,000,000 shares of Employer's common stock for each year of employment pursuant to this agreement. Employee is granted an additional option to purchase an additional 1,000,000 shares of the Employers common stock, for every one (1) million dollars of pretax profit as reported. Employee has a right to exercise these options in whole or in part. Employee shall pay an exercise price on pre share basis in an amount equivalent to the lowest bid price as quoted publicly during the year in which the option were earned. The number of shares subject to this option shall be proportionately adjusted for any change in the stock structure of the Employee, because of share dividends, recapitalization, reorganizations, mergers, or otherwise. The option is assignable and may be exercised during the term of employment under this agreement, provided however, that in the event that the employment under this agreement if terminated by Employer for reasons other than cause against Employee, Employee shall retain the right to exercise any unused portion of the option until two (2) years after the termination date provided by this contract. The option may be exercised in whole and in part, but may only be exercised in lots of 5,000 shares. Employee shall not have any of the rights of, nor be treated as a shareholder with respect to the shares subject to this option until he has exercised that option and has become the shareholder of record of these shares.

                 ARTICLE 6.   EMPLOYEE BENEFITS

                         Annual Vacation

     Section 6.01. Employee shall be entitled to fifteen (15) working days vacation time each year without loss of compensation. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for any following year OR may receive a cash payment therefor in an amount equal to the amount of annual salary attributable to that period of time. Additionally, for each year of this contract, five (5) working days vacation shall be added to the annual vacation until a maximum of thirty (30) working days are attained.

                             Illness

     Section 6.02. Employee shall be entitled to twenty (20) days per year as sick leave with full pay. Sick leave may be accumulated up to a total of one hundred (100) days which may be taken or the Employer will pay Employee for sick days unused and accumulated upon termination.

                      Automobile Allowance

     Section 6.03.   Employer shall provide Employee with an
automobile allowance payable in monthly increments of $1,000.00 each month.

                         Death Benefits

     Section 6.04. If Employee should die during the employment term or after his retirement and if Employee has surviving spouse at that time, Employer agrees to pay the spouse the sum of $10,000.00 per month for five (5) years. If Employer does not have a surviving spouse at the time of death, Employer agrees to pay Employee's designee or estate the sum of $250,000.00 within sixty days (60) of certified proof of death.

                        Medical Coverage

     Section 6.05. Employer agrees to maintain insurance and include Employee and eligible family members in the coverage of all medical, major medical hospital, dental, and eye care. Employer agrees to maintain the coverage at a minimum of health benefits as set forth above to cover all doctors, hospital, and associated cost minus a maximum annual $1,000.00 contribution by Employee.

                         Life Insurance

     Section 6.06. (a) Employer agrees to obtain a life insurance policy on the life of Employee if reasonably insurable in the face amount of $2,000,000.00. Employer further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated by Employee. Employer agrees to pay all premiums on the policy during the term of employment provided herein or any extension to this agreement. At time of retirement, or disability, Employer shall assign all rights and interest in the policy to the Employee at no additional cost.

     (b) Employee agrees to submit to a physical examination at any time requested by Employer for the purpose of Employer's obtaining "keyman" life insurance on the life of Employee for the benefit of Employer; provided, however, that Employer shall bear the entire cost of the examination and any resulting insurance associated thereto.


                 ARTICLE 7.   BUSINESS EXPENSES

                       Use of Credit Card

     Section 7.01. (a) All business expenses reasonably incurred by Employee in promoting and supervising the business of Employer including expenditures for entertainment, gifts and travel, are to be paid for, insofar as possible, by the use of credit cards in the name of Employer which will be furnished to Employee and paid for by Employer.

      (b) Employee shall document expenses to a reasonably practicable extent.

            Reimbursement of Other Business Expenses

     Section 7.02. Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.


              ARTICLE 8.  TERMINATION OF EMPLOYMENT

                      Termination for Cause

     Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee willfully and substantially breaches or habitually neglects the duties which he is required to perform under the terms of this agreement and is so found to have done so in a U.S. court of law in accordance with the laws of California.

      (b) Employer may at its option terminate this agreement for the reasons stated in this section by giving thirty (30) days written notice of intent to terminate to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement subject to provisions of Section 8.01 c, d, and e.

     (c) The notice of intent to terminate required by this section shall specify the grounds for the termination and shall be supported by a statement of (all) relevant facts.

     (d) Termination under this section shall be considered "for cause" for the purposes of this agreement, if upheld by a court of law as defined herein.

     (e) If notification of intent to terminate is given to Employee, then Employee shall have sixty (60) days after the effective date of notice of intent to terminate to cure any sustantiated deficiency. If deficiency is cured, then notice of intent shall be null an void at such time. A sixty (60) day extension is automatically given when and if requested by Employee, if more time is required to substantiate or evaluate the cause for which the original notice of intent to terminate was given.

                    Termination Without Cause

     Section 8.02. (a) This agreement shall be terminated upon the death of Employee.

     (b) Employer reserves the right to terminate this agreement not less than twelve (12) months after Employees suffers any physical or mental disability that would prevent the performance of the duties under this agreement. Such a termination shall be effected by giving sixty (60) days' written notice of termination to Employee. Termination pursuant to this provision shall not prejudice Employee's rights to continue compensation pursuant to
Section 4.02 and 4.03 of this agreement.

     (c)  Termination under this section shall not be considered
"for cause" for the purposes of this agreement.

      Effect of Merger, Transfer of Assets, or Dissolution

     Section 8.03. This agreement shall not be terminated by any merger, transfer, voluntary or involuntary dissolution of Employer for any reason.

            Employer Breach or Voluntary Termination

     Section 8.04. Notwithstanding any provision of this agreement, if Employer breaches or voluntarily terminates this agreement and such breach of voluntary termination is upheld by binding arbitration, the entire agreement will be considered fully vested and employer shall pay Employee a minimum amount equal to four (4) years annual salary at the then current rate of compensation or the total amount due under this contract whichever is greater within thirty (30) days. All stock options and bonuses of any and all kind pursuant to Section 5 shall remain in full force and effect. Failure to pay within the time period shall cause an additional breach of the contract and all sums due shall immediately accumulate interest in the total sum due at the maximum interest rate allowable by the governing law.

                     Termination by Employee

     Section 8.05. Employee may terminate his obligations under this agreement by giving Employer at least six (6) months notice in advance. If Employer doesn't with Employee to remain for any portion thereof, then Employer must pay for the same as if the Employee worked the entire extent of the notice period.

     Section 8.06. This agreement may be terminated forthwith by Employee in the event that Employer is placed into receivership, bankruptcy, or insolvency proceedings that are commenced by or against Employer, or if an assignment for the benefit of creditors occurs, or upon the voluntary winding up or liquidation of its business by Employer thereto, whether or not with the aid and assistance of any court.

                  Termination by Mutual Consent

     Section 8.07. Employment may be terminated by the Board of Directors for any reason whatsoever, as long as this Agreement remains in effect for the duration of the term with not material adverse changes to the Employee.


                 ARTICLE 9.  GENERAL PROVISIONS

     Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing any may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date or actual communication, mailed notices shall be deemed communicated as of the date of acknowledged and signed receipt by the receiving party.

                   Governing Law; Arbitration

     Section 9.02. This agreement, entered into in Las Vegas, Nevada shall be governed by the laws of the United States of America and the State of Nevada, without reference to conflict of law principles. Any dispute or disagreement arising between Employer and Employee in connection with any interpretation of the terms of this agreement or the compliance or noncompliance therewith, or the validity or enforceability thereof, which is not satisfied to the mutual satisfaction of Employer and Employee within sixty (60) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be finally settled, under the Commercial Arbitration Rules of American Arbitration Association in effect on the date that such notice is given. The arbitration proceedings shall be conducted in Las Vegas, Nevada. The arbitration award shall be final and binding upon the parties, and judgment may be entered thereon, upon the application of either party, by any court having jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of the arbitration, including fees and expenses of the arbitrator(s), will be shared equally by the parties unless the award otherwise provides.

     Section 9.03. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                  General Terms and Conditions

     Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment if any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

     Section 9.05.  The provisions of this agreement Sections
3.03, 4.02, 4.03, 5.01, 5.02, 6.04 and 6.06, shall survive the termination of this agreement other than if justified termination for cause pursuant to Section 8.01.

     Section 9.06. Any consent required under this agreement shall not be unreasonably withheld or delayed.

                          Modifications

     Section 9.07. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                        Effect of Waiver

     Section 9.08. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition. nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     Section 9.09. Both parties agree that any breach of this agreement by the other party may cause irreparable damage that, in the event of such breach, in addition to any and all remedies at law, such party shall have the right to injunctive relief, specific performance, or other equitable relief to prevent the continuous violations of these terms.

                       Partial Invalidity

     Section 9.10. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                   Sums Due Deceased Employee

     Section 9.11. If Employee dies prior to the expiration of the terms of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective, valid, and binding upon the parties, their successors and assigns as of the date below as executed by their duly authorized representatives.

Accepted and Agreed:

American Sports History, Inc.

By:    /s/ Vincent M. Nerlino, President & CEO
  Employer Authorized Signature

Date:     1/2/96


By:    /s/ Vincent M. Nerlino
  Employee Signature
      Vincent M. Nerlino

Date:      1/2/96